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This filing consists of the transcript of the April 29, 2010 conference call relating to the proposed acquisition of ATS Medical, Inc. (“ATS Medical”) by Medtronic, Inc. (“Medtronic”).
April 29, 2010 Conference Call Transcript
MICHAEL DEMANE: Good morning, everyone. Can everyone in California hear me?
[no response]
[laughter]
MICHAEL DEMANE: Good.
[laughter]
     MICHAEL DEMANE: All right. There’s always a way to communicate, right? Folks, first of all, truly, welcome. Obviously there’s some big news that was announced this morning. And we have some guests which I’ll introduce here shortly as part of a process of getting to know one another based upon that news. Now, just to be very literal, you know, what was announced today, this morning it was announced to the public that Medtronic has entered into a definitive agreement to acquire ATS Medical.
     What I would like to do is start for a moment, and talk a little bit about why. You know? What would be the rationale behind such a decision, and in terms of at least the big picture starting off here today, where are we going? And what does this mean?
     I don’t have to tell each of you what we’ve been working on for these past years together. A little more than seven years ago we organized this business with the express purpose of developing a business of value based upon a focus on one customer and their mission and vision to treat structural heart disease through surgical means. And along the way each of you have been part and parcel to building a business that’s recognized around the world for its innovative characteristics relative to providing genuine value to patients and the surgeons who do these procedures, and the high quality of those products as they’re used for life-sustaining reasons.
     That includes, most importantly, the base of our business and historical foundation, our mechanical heart valves. More recently our efforts to develop and bring forward the best in class tissue valve products and ways to provide those procedures in less invasive means. Our valve repair products. And finally, our products relative to treating people who suffer from atrial fibrillation.
     And at the end of the day, what each of you need to take great pride in, is you’ve built a wonderful company. You’ve done it with the highest possible standards and commitment towards overcoming any and all obstacles in the way to truly living up to our namesake of advancing the standard. And I just want you to know it is today, and I hope it will be long in future in one form or another. And it has been my privilege historically to have served you as president and CEO. And we still have a business to run, and I just want to basically take the time today to recognize the fact that, you know, what might have been an interest that led to this acquisition.
     In a moment our guests will talk a little bit about their world. Their vision is very much aligned to ours. It’s what fundamentally drove this decision. And their objective is to continue to build and maintain their position of leadership in the world of treating structural heart disease on a global and from all avenues. And as they looked toward ATS, what they saw was a company that had developed good products in important market segments that would be a great platform to continue to build their position and in serving the surgical treatment pathway for structural heart diseases. And based upon that rationale and their ability to do even more and greater things, with those kind of resources, is what led to this today.
     As you can all appreciate and heard me talk about as well, we’re a pubic company. What that really means, in tangible terms, is we take money from the public — institutional investors, private investors, you yourselves as shareholders — and we use that money to build the business. And fundamentally a value proposition was put forward that was a fair offer to our shareholders for this business. And so that in combination with the strategic synergy is why we believe ultimately that this transaction made sense and it was justifiable. And we truly believe that the best is yet to come.
     There will be change. Obviously, there will; be. And we’ll work together in real time as we learn and take those steps forward in this process. But one thing I can assure you, and I don’t want to speak out of hand, but we’re here today because someone saw great value. And they’re looking to make even more of that. So I hope each of you will maintain the kind of positive outlook towards what might be possible. Because there’s so many more good things that can come.
     And with that, I’m going to stop for a moment and introduce some of our friends who have joined us here today. First of all, I’ll start with Bob Perry. Bob Perry is vice president of Medtronic’s surgical structural heart disease business. He’ll be speaking with us for a moment. Also with us, in charge of strategy and development for structural heart disease business is John Mack. And finally, Randall Dubin [phonetic], who is vice president of human resources for Medtronic.
     After we’re done with the introductions we’ll stop for a moment and we’ll take your questions. One last thing in terms of that process, you probably have some basic questions about when and how long will this take. Well, first and foremost, it’s important to understand that we’re still an independent company, but we expect that this process will take place over several months. It could close as early as early summer. It could also be nine months from now before it closes. We really can’t predict that in absolute terms. But ultimately it’s subject to regulatory approvals.
     I realize that no matter what’s said here today, you’re gonna have a million questions, and you deserve to have those questions answered transparently, and as quickly as possible. And with that, you have our commitment that we will do that. As part of an effort to try to organize that process, I’d like to make mention that Barb Searle has been designated in her role here with ATS to collect any and all information, inquiries and questions that you have, and so that we can organize a process so that when we go forward and begin to get to know one another we can do it in an efficient and transparent manner.
     So again, thank you for your time this morning. We’ll talk again in just a moment. Bob, you want to come on up?

     BOB PERRY: Good. Great. Well, good morning. As Mike said, my name is Bob Perry. And I lead the surgical based therapies business within our structural heart business. And let me just say before I say anything else, that I suspect that for many of you both here and in Lake Forest that you’re heads might be spinning a little bit right now. And you came to work here Thursday morning, thinking it was another Thursday morning. And bam. You got hit with a meeting and announcement, and I’m sure you’re thinking about it and processing about it, and just trying to figure out what’s going on.
     We fully understand that. And let me just say that we’re here this morning to — because we want to have a chance for you to see us, and for us to see you. And just to meet a little bit. But we also know that you’re going to have a lot more questions. And over the coming weeks and the coming months as we’re working toward actually closing the acquisition, that we’ll have more chances to get together, and more chances to answer questions, etcetera. But we just wanted a chance to get in front of you, and really say how excited we are about this. And to congratulate you for the business that you have built here at ATS. Both here and in Minnesota, and in California. And for the thousands of patients that you’ve served.
     And obviously, we would not be here if — as Mike had said — if we did not see a tremendous value in ATS and what you’ve accomplished. And we have — we’ve been watching ATS for a number of years with a great deal of admiration. And the opportunity came up, and the timing was right. And we are thrilled that you will be joining Medtronic.
     And so what I wanna do is just go through a few slides. Actually, I will, and John will, and Randall will. Just to give you a little bit of an overview. There’s, as I said, we’re sensitive of the fact that you’re still processing a lot of things. So we’re not gonna give you the whole 90 minute spiel or whatever on Medtronic. And in fact, many of you living here in the Minneapolis area I’m sure probably know a lot about Medtronic already.
     But we’ll just give you a little bit of an overview. And then as Mike said, there will be a chance for questions. The — wait a minute. Well, there would be a slide right here that would show an old garage in Fridley, Minnesota, where a young engineer in 1949 started Medtronic. So very similar to ATS, Medtronic — both actually here in Minnesota, and I think also in California. Medtronic was started by someone that had an idea and a vision for what they could do to help people. And that’s where Medtronic was in 1949.
     Just 50 years ago Earl Bakken, who’s the gentleman who started Medtronic, wrote our mission. This is simply a representation of the mission. It’s a medallion that we use to give to our employees. But 50 years ago Earl wrote the mission. Because actually, the company at that time was going out of business. We were gonna go bankrupt. Not because we weren’t doing well, but apparently, from everything I’ve read and I’ve heard from kind of the folklore, we were actually doing well. But the cash flow wasn’t very good and Earl was on the verge of going bankrupt. And the board asked him, what are you gonna do? What’s this company gonna be all about?
     And so Earl wrote down on a piece of paper what still remains word for word the Medtronic mission 50 years later. In fact, this is our 50th year. And I also know from working with Mike and the team here, and learning about ATS, you’re also a mission-driven company. And it’s — the words are a little bit different — but actually several of the words are very similar — and it’s one of the things that gives us confidence, and actually gave us a lot of interest, was the similarity in the missions. And the whole concept of advancing the standard. The concepts of collaborating with physicians to develop new technologies to treat patients. That’s really at the heart of our mission and it’s the heart of yours. And it’s one of the reasons we think just culturally, and because of our strategies, etcetera, it’s a great match between ATS and Medtronic.
     There’s some general information here about — and I’m making an assumption. Can the folks in Lake Forest also see the slides? Great. Okay. There’s a lot of information here about Medtronic. But the two most important things that I think are on this slide are one that we’re in a hundred and twenty countries around the world. I’m not sure, actually somebody asked us the other day how many countries there are in the world now. And I’m not sure, but we’re in a lot of them. And in fact, I think we’re in most of them. And that gives us a very, very broad global reach to help just an incredibly diverse population of people. And I’m extremely proud of that. The other thing I’m very proud of is the fact that we’ve got over nine thousand scientists and engineers now that are really focused on continuing to advance the standard, so to speak, but to develop new technologies that will continue to help people into the future. So you can red the other things on that. I don’t really think I need to talk about those.
     The last thing I want to say about Medtronic before I ask John to come up and join me is that we — we did start as a pacemaker company. And there’s a wonderful story that we’ll make sure at some point that you hear. Just about Earl working with doctors here in the Minneapolis area to develop the first pacemaker. And that’s really where we got going. But over the years, especially back in the 1990s, we went through a stage where we began to diversity very aggressively into many different areas of the medical device field. And as a result have actually become — if you look from just a pure play medical device company — we are now the number one medical device company in the world. And with that comes a lot of resources and opportunities, and also a lot of responsibilities, frankly, to patients around the world to continue to deliver high quality medical devices.
     So we are, where we fit — and we kinda kidded about we needed a map that would kinda have one of those “you are here” kind of an arrow on it. but where we fit, the structural heart business is part of the cardiovascular business. And maybe to explain more about that I’d like to ask John Mack to come up and talk about where we fit in the Medtronic organization, and also a little bit more about what really drove us to really pursue ATS. So John?
     JOHN MACK: Well, again, my name is John Mack. And I lead the strategy and business development of the structural heart division at Medtronic. Again, I look forward to meeting all of you in the upcoming weeks and months.

     As Bob’s pointed out here, we are part of the cardiovascular business within Medtronic. And I want to just explain that in a little bit greater detail here. Within the structural heart disease at Medtronic, there are three businesses. Overall, we in cardiovascular have about three billion dollars a year in annual revenues, and have about nine thousand employees. The first of our business is the coronary and peripheral business. And that’s about one and a half billion dollars in revenue, located out in Santa Rosa, California. And again, that’s primarily our coronary and peripheral stent and related products.
     Secondly, we’ve got our endovascular business within Medtronic. Again, that’s also located in Santa Rosa. About five hundred million dollars in revenue. And again, those are — have products for aortic abdominal aneurysms and diseases of the descending aorta.
     And finally, again, the business that I’m part of, that Bob’s part of, that Randall’s part of, is our structural heart disease business. We have about 3300 employees around the globe. We currently account for about a billion dollars in revenue. And from a product perspective you can see here, again we’ve got a broad array of products serving both the cardiac surgeon as well as the interventional cardiologist. We’ve got surgical heart valves that again, focused predominantly on tissue valves. Our facility is located in Santa Ana. We’ve got our transcatheter valves as well, again with our acquisitions last year of CoreValve and Ventor. We’ve got a line of valve repair products. revascularization or beating heart revasc surgery, a full line of cannula — again, that business is located in Grand Rapids, Michigan. RF surgical ablation products, and finally our perfusion products.
     So again, I think as you went and looked at our portfolio, certainly as we did, we think that again, the value of a partnership and acquisition of ATS makes enormous sense for our company and for both companies. As Bob and Mike indicated, the visions and mission of the companies are very, very well aligned. We think again, that the great portfolio products that this team has developed fits very, very well within our portfolio, and it’s gonna allow us to continue to fulfill our strategy of expanding the number of patients that we serve with structural heart disease.
     We look at the mechanical valve offering that the company has, and as Bob alluded to, really being able to sell that product in the hundred and twenty countries that we’ve got direct operations throughout the globe is gonna, we think, expand the reach of that offering. And we’re very excited to do that. We’re also very excited regarding the tissue platforms that the team at 3F and ATS have worked so hard to develop, and incorporating those into our portfolio. And again, not listed here, but certainly when you look at surgical ablation, having both RF and cryotreatment for the treatment of cardiac arrhythmias, we think is also very important.
     So again, as this transaction closes, we want to provide our customers and patients a great and broad variety of products to serve their patients, and we’re very excited. So with that, I’ll pass it over to Randall.
     RANDALL: Well, thank you John. And let me lend my welcome and good morning to all of you as well here in Minnesota, as well in California. And we’ll look forward to being out in California tomorrow and continuing this conversation in person with those of you there.
     But one of the things that we’ve mentioned already today is lots of questions. And we want to tell you that we want your questions. And as Mike already mentioned, we want to gather those questions because there’ll probably be many more questions than answers for a long time. And we recognize that. But we don’t want any of the questions to be lost. So any questions you have, send them to Barb. We’ll gather those and put those into themes. And then our commitment to you is it won’t be next week, but within the next two to three weeks we’re gonna come back again. And we’re gonna meet with you in smaller groups. And we’re gonna bring any of the answers that we can at that point in time. And we’re gonna gather any additional questions. And we’re gonna continue a dialog of providing you information.
     And now at the same time, in the process that led to today, we’ve only been able to have a few people at Medtronic work with a few people at ATS. And although that connection has been great, there’s a lot more employees that we want to get to know, and there’s a lot more about you that you probably want Medtronic to know. And so we’re gonna be — we’ve got an integration team from Medtronic that will be working with the functional leaders here at ATS to get to know better, to understand the functions and the skills and the technology and the people, so that we can more fully understand all that you bring to the table. We feel like we have a good understanding at a general level, but we want to learn more. And so both in small groups with you as well as working with your functional leadership over the coming weeks, we’ll work to do that.
     And then that fourth bullet here is, we are committed to open dialog. As answers are know and able to be communicated we will certainly communicate that to you. But as Mike mentioned this morning, at this point in time there’s been an agreement between the two companies. But thee are regulatory government authorities in different countries pf the world that have to approve this. And until that happens we’ll continue to operate as two separate companies. And so in some cases that may impact the timing of decisions and communications because you need to run your company and Medtronic will run its own. But wherever we can communicate and decisions have been made, we are committed to doing that throughout the process and continuing after the deal is closed.
     So it’ll be a journal that we’ll go through over these next weeks and months until the close process. But we’re committed to being back and to continuing that communication.
     Now, Bob started by sharing a little bit about Medtronic’s founding back in 1949, and then that mission statement that was written in 1960. And Medtronic, like a lot of companies, have a lot of measures that we have. Where we judge and measure our success. But there’s one measure at Medtronic that’s the most important one. And that has to do with our ability to touch and impact peoples’ livers. For as the Medtronic mission statement says, that I think ties so well with your own, we summarize it as alleviating pain and restoring health, and extending life.
     And so at Medtronic we measure that in a couple different ways, but one way is right now,

somewhere in the world, somebody’s getting a Medtronic product. And every give seconds, that happens somewhere — somewhere in the world, every single day. And we’re really proud of that. Cause that means somebody is either living, or living a fuller life because of the products of Medtronic. And we’re really excited to join into that family, the products that you have been making for almost — what? Twenty years. Since ATS was founded. And we think that combination is a very powerful one that will continue to bring even better patient outcomes to a larger number of people all around the world.
     So that was the message we wanted to bring to you today. And we’ll turn it over to Mike.
     MICHAEL DEMANE: Maybe you gentlemen want to just join me up here. As we mentioned, if there are questions today, I’m sure whatever you’re thinking is probably what the person sitting next to you is thinking. I honestly, as we always try to encourage you, if you have the questions, ask it. and we will do our best to answer it today. And if we can’t answer it today we’ll get back to you. But please, if there are thoughts out there or — yes, Clarice?
     CLARICE: [unintelligible] sorry. I’m actually asking a question about the technology. So you mentioned RF ablation.
     MICHAEL DEMANE: Yes.
     CLARICE: And we have cry-ablation. And it’s my understanding that cryo-ablation remains in CRDM? Within Medtronic.
     BOB PERRY: I’ll take a stab at that, and John, I may ask your help as well
     CLARICE: Okay.
     BOB PERRY: Over the course of the last year or two years, CRDM, our pacemaking business, and ICDs and all that, has made a significant investment in the area of ablation using catheter-based technologies. Very importantly. And which is where the differentiation is. Because in fact, you’re right. They do use a cry-based catheter ablation. In fact, part of the cryo-cath acquisition, we acquired the catheter-based, and you all acquired the surgical based. And so that is true that in CRDM we also have ablation technology and it is cryo-ablation. The difference is that it is catheter-based, so a different type of physician would use that. In the surgical therapies business which I have responsibility for, we have a water — I’m sorry. An RF-based ablation technology. We see your cryo-ablation technology being very, very complementary to what we have in that they’re both focused at surgeons. And we have found that some surgeons prefer RF, and some of the features of it, other surgeons prefer cryo. Some surgeons prefer both, kind of depending on the particular patient they’re treating.
     So the difference as far as where the technologies are, are more around the physician that uses them. And our business is really focused on very much like, actually, the slide that Mike showed. The second slide. Where you’re clearly focused on cardiac surgeons. That’s really the focus of our surgical base business. So it fits very, very well into our business. John, would you —
     JOHN MACK: Just real quickly. So within our CRDM business, which is our pacing business, we’ve got — we did the acquisition of CryCath last year. And again, that’s EP-based — or cryo for the EP. We also did ablation frontiers, which is RF ablation for the EP. So within our CRDM businesses you’ve got an AF solutions business focused on the EP. And within our surgical therapy business we’ve got surgical products for the treatment of — for cardiac ablation, focused on the cardiac surgeon.
     BOB PERRY: You know, I would just put a little qualifier — kind of a little asterisk. If I stumble, like with some of the terminology or things, I’ve been responsible for the surgical based therapies business now for about three weeks?
     [laughter]
     BOB PERRY: And so I am learning.
     MICHAEL DEMANE: but he brings a lot of history.
     BOB PERRY: No, they just picked me up off the street. I’m sorry.
     [laughter]

     BOB PERRY: No. But I’ve been involved in the surgical — I have been at Medtronic for eleven years. And one thing I should have explained actually, when I started. When we introduced all the folks. Oftentimes I think people want to know, okay. Well, who’s gonna bee responsible for this going forward? And I will be responsible for the integration, working very closely with John and Randall. But I will be responsible for the integration of ATS. And ATS will become part of our surgical based therapies business. And for those in California, I mean, just, actually you’re close to my home. I have an office in Irvine very close to Lake Forest. And I spend a lot of time in California and also here in Minneapolis. So I just wanted you to know why I may stumble on a few things.
     MALE VOICE: Yes?
     FEMALE VOICE: ATS is a great company to work for. I realty believe that. And part of it, I think, for a lot of us is that it’s a relatively small company. So we feel like we have a name. We’re known. The president knows who we are. And when you’re absorbed by a large company like this, I think the biggest fear probably in a lot of peoples’ mind are how secure are our jobs? Now, I work for Medtronic through a temp service for about a month before I came to ATS. And left through the temp serviced because I realized that Medtronic was hiring temps — lots of temps — at ten bucks an hour. And there was no promise of ever being hired. There were many temps that had been there for two and three years. Were not going to be hired, had no benefits. How secure are our jobs, our pay, our benefits? That we remain the company we are that we love. For all those things that ATS gave us. Good medical, good dental. Good benefits. Good vacation. A secure job. Do we still have that with a huge company?
     MALE VOICE: I’ll take a stab at answering, and Randall, I may ask you as well. I’m sorry — what’s your name?
     JAN: Jan.
     MALE VOICE: Jan? Jan, I’m sure you asked the question that probably a hundred percent of the people in the room here and in Lake Forest are thinking about. So that — thank you for asking the question. It’s the — it’s the thing in the room that you just can’t ignore. And actually, I kind of heard two questions. And the first was, you built a special culture here. And a special — we call it businesses, but it’s more than a business. I mean, there’s something special about it that is near and dear to all of your hearts.
     And one thing that I would say about that, I was just responsible for leading — we acquired a company now, actually very close to Lake Forest. Just a little over a year ago. It’s a company called CoreValve. And they make transcatheter based heart valves. And the thing that we’ve learned about integrations, because Medtronic over the years has bought many companies and brought them into Medtronic. And when we acquired CoreValve we realty made a very deliberate decision that we wanted to do this different than we’ve done it before. And we’re really going to put a team of people together and focus on doing the integration. And I was the leader of that.
     And one of the key things that we really tried to do is to respect — understanding first of all, it is an acquisition. And so inevitably there will be some changes. But we also came into it with a very open mind, that the CoreValve at the time, for example, or ATS, you built something special here. And you probably do some things very, very well, and maybe better than we do them. Or that — we’ve learned to come into these with very open minds. And to look at — to see what we can learn from the acquired company that we might be able to integrate into our own business. And we’ve done that, it think, very well in the CoreValve acquisition. At some point, actually, I think it’d be great to get some people from like CoreValve to actually — it’d be very easy in Lake Forest — but to talk about what the integration has been like.
     Relative to the question about jobs. The — I can’t stand up here and tell you that there would be no impact on jobs. And the one thing you will find is that we are very, very transparent. And that is a promise that I will make to you. That when we know something, and when there’s a firm plan or we know something, we announce that. And it’s a general philosophy that we have —

actually not just within the surgical based therapies area — but throughout cardiovascular as we’ve done these things.
     I want to go back to a point that was on one of the slides. And that is that we see this as a growth opportunity. And growth in being able to serve more patients around the world, we can’t wait, frankly, to be able to sell the mechanical valve around the world. Because we think there’s so many opportunities out there. And there are some competitors out there that have been a little fat and happy so to speak, that we think that we can give them some good competition.
     And so we see vines growing. And the same would be in other therapies. We think we can, when we combine the therapies with our distribution system globally in those hundred and twenty countries, that we can drive more volume. And that means potentially job security in some of these areas. So I can’t stand up here — and Randall [unintelligible] is gonna make a comment also — and guarantee anything. I would just say that as soon as we know something we would announce it. We would tell people, we would treat people with respect, etcetera. Is, I think Randall said in his closing comments, we don’t expect the actual merger — the close — to happen for say end of the summer or early fall. So it’ll be time here before we know anything. But we would certainly, again, promise to tell you when we know it. and, you know, treat anybody that would be affected with respect.
     But our anticipation again, is that we are going to grow these core products that you have. Randall, would you —
     RANDALL: Yeah. I’ll add just a little bit more, Jan, on your question. Because one thing implied on that is, well you come to work right now in Plymouth or you come to work right now in Lake Forest. And is that gonna continue after the close? And at least for the foreseeable future, we plan to keep those two locations. And so hopefully that communicates something as well. That it’s not like we’ve got an empty building somewhere we’re gonna move it all into. Quite the contrary. We think that you’ve got something special, and some great production, and some great efficiencies in how you’re operating. Now, we want to partner. And hopefully continue to be better and more effective. And part of that will be understanding more over these coming weeks on all of what you do.
     And you mentioned the temp work force. We certainly do use temps at Medtronic. We have 38,000 employees. And those employees get benefits, and they get paid competitive wages. And we have done some comparison of your benefit package and our benefit package. And we think generally speaking, you’ll find that either equal or in some cases even better. In terms of Medtronics’ benefit package. And there would be a transition period. It won’t be, you know, day one that all of that would change. And so we just want to keep the dialog as we learn more, and as we look, as Bob said, on what will the demand be when we can augment the ways that you sell products today with the additional distribution we have at Medtronic to get into more countries faster. Okay?
     Thirty-eight thousand is the Medtronic employees. Our temporary work force, exactly your situation, tends to go up and down. You know, I don’t know offhand, but it’s small. You know, way less than ten percent would be temporaries. The vast majority of our work force are employees. And in fact, we mentioned that mission statement? And the fifth bullet of the mission statement of Medtronic talks about the personal worth of our employees. And so one of the reasons that we exist, if you will, from a mission, is how we interact with our employees. And so we’re committed, if we see long term, jobs, then we think they should be Medtronic employees.
     Okay? What else?
     Yes?
     FEMALE VOICE: So you have any idea whether some of your employee would be moving to the facility in Plymouth?
     RANDALL: So if I understand your question, will we be moving Medtronic employees to —

     FEMALE VOICE: [unintelligible]
     RANDALL: — to the facility in Plymouth?
     FEMALE VOICE: Yes?
     RANDALL: You know, at this point in time we really don’t know. Those are things that we need to figure out over the next several weeks and months. What exactly in terms of where work would be done. But we wouldn’t want to keep a Plymouth facility if there wasn’t gonna be a significant work force here. So our intention is to keep that. But exactly what jobs are here, we’re not sure. And whether people move one way or the other.
     And one thing I’ll add as well is the good news is that as a company of 38,000 headquartered here in Minneapolis, there’s a lot of other opportunities that you’ll be available to you as well. Because Medtronic is very committed to opportunities internal first. And so when jobs are available —and in the Twin Cities we have almost 10,000 employees. There’s a lot of opportunities of all different kinds of jobs to work at Medtronic. And those will be opportunities for you as well to consider. And if there’s a match on your skills, to apply for and to be considered along with others. So lots of opportunities for potentially other roles over the course of your career.
     MALE VOICE: Are there other questions? Yes [unintelligible].
     MALE VOICE: [unintelligible]. There’s very specific rules that the government has. And not to bore everybody, but it’s called the gun jumping rules. And so in this interim period, Mike and his executive team are gonna be making all decisions as it relates to ATS.
     MALE VOICE: Other questions? Normally our California facility is not so shy, but he audio doesn’t work. So they can’t yell that loud. And just let me reiterate that in case it hasn’t been clear. We’re flying out this afternoon and we look forward to sitting down with you face to face tomorrow. And going through similar discussions and making sure that any and all possible questions and inquiries are taken care of. So, see you tomorrow morning.

     All right folks. Thank you very, very much. We’ll be talking again in real time. Bye.
     [applause]
     [music]
Additional Information about the Proposed Transaction and Where You Can Find It
ATS Medical intends to file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant materials in connection with the proposed acquisition of ATS Medical by Medtronic. The definitive proxy statement will be mailed to ATS Medical shareholders. Before making any voting or investment decisions with respect to the transaction, investors and security holders of ATS Medical are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the transaction, ATS Medical and Medtronic. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by accessing ATS Medical’s website at www.atsmedical.com by clicking on the “Investors” link and then clicking on the “SEC Filings” link or by writing to ATS Medical at 3905 Annapolis Lane North, Minneapolis, Minn., 55447.
Information Regarding Participants
ATS Medical, Medtronic and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from ATS Medical shareholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the ATS Medical shareholders in connection with the proposed merger will be set forth in the proxy statement when it is filed with the SEC. You can find information about Medtronic’s executive officers and directors in its definitive proxy statement filed with the SEC on July 17, 2009. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov, or by accessing Medtronic’s website at www.medtronic.com and clicking on the Investors link. You can find information about ATS Medical’s executive officers and directors in its definitive proxy statement filed with the SEC on April 9, 2010. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov, or by accessing the ATS Medical website and clicking on the “Investors” link and then clicking on the “SEC Filings” link.